FIRST AMENDMENT TO THE
DISTRIBUTION AGREEMENT

        THIS FIRST AMENDMENT, dated as of the 23rd day of July, 2015, to the Distribution Agreement dated as of May 2, 2012 (the “Agreement”) is entered into by and among Brown Advisory Funds, a Delaware statutory trust (the “Trust”), Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”), and   Brown Advisory, LLC, the investment advisor to the Trust (the “Advisor”).

        WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;

        WHEREAS, the parties to the Agreement desire to amend the fees of the Trust; and

        NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

        Exhibit B of the Agreement, shall be amended and replaced in its entirety by the amended Exhibit B (“Amended Exhibit B”) attached herein.

        The Agreement, as amended, shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

BROWN ADVISORY FUNDS	QUASAR DISTRIBUTORS, LLC

By: /s/ Brett D. Rogers	By: /s/ James R. Schoenike
Name: Brett D. Rogers	Name: James R. Schoenike
Title: Chief Compliance Officer	Title: President
BROWN ADVISORY, LLC
By: /s/ Brett D. Rogers
Name: Brett D. Rogers
Title: Chief Compliance Officer

Amended Exhibit A
 to the Distribution Agreement – Brown Advisory Funds
Annual Fee Schedule July 15 – June, 2018 services

Regulatory Distribution Annual Services per Fund*

$[  ] /Fund

Default sales loads and distributor concession, if applicable, are paid to Quasar.

Standard Advertising Compliance Review
▪	$[ ] per communication piece for the first [ ] pages (minutes if audio or video); $[ ] per page (minute if audio or video) thereafter.
▪
$[  ]  FINRA filing fee per communication piece for the first [  ]  pages (minutes if audio or video); $[  ] per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Expedited Advertising Compliance Review
▪	$[ ] for the first [ ] pages (minutes if audio or video); $[ ] per page (minute if audio or video) thereafter, 24 hour initial turnaround.
▪
$[  ]  FINRA filing fee per communication piece for the first [  ] pages (minutes if audio or video); $[  ]  per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Licensing of Investment Advisor’s Staff (if desired)
▪	$[ ] per year per registered representative
▪	Quasar sponsors the following licenses: Series 6, 7, 24, 26, 27, 63, 66
▪	$[ ] per FINRA designated branch location
▪	All associated FINRA and state fees for registered representatives, including license and renewal fees

Fund Fact Sheets
▪	Design - $[ ] per fact sheet, includes first production
▪	Production - $[ ] per fact sheet per each production period
▪	All printing costs are out-of-pocket expenses in addition to the design and production fees
▪	Web sites, third-party data provider costs, brochures, and other sales support materials – Project priced via Quasar proposal
▪
Chief Compliance Officer Support Fee (Fund Complex)*
▪	$[ ] per year

Out-of-Pocket Expenses
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of shares, including, but not limited to:
▪	Typesetting, printing and distribution of prospectuses and shareholder reports
▪	Production, printing, distribution, and placement of advertising, sales literature, and materials
▪	Engagement of designers, free-lance writers, and public relations firms
▪	Postage, overnight delivery charges
▪	FINRA registration fees other costs to fulfill regulatory requirements
▪	Record retention (Including RR email correspondence if applicable)
▪	Travel, lodging, and meals

*Subject to annual CPI increase - All Urban Consumers - U.S. City Average
Fees are calculated pro rata and billed monthly.